UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                               February 8, 2005

Delphi Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5725 Delphi Drive, Troy, MI	48098

(Address of Principal Executive Offices)	(Zip Code)

(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 8, 2005, the Compensation Committee of Delphi Corporation’s (the “Company”) Board of Directors (“Compensation Committee”) approved performance metrics and targets for 2005 cash awards pursuant to the provisions of the Delphi Corporation Annual Incentive Plan and Long-Term Incentive Plan. Both plans were approved by shareholders in 2004.

•	Annual cash awards are paid to the Company’s approximately 600 worldwide executives. These awards are made annually based upon the achievement of previously established performance targets over a one-year period. Long-term cash awards are paid to the Company’s most senior executives, approximately 100 persons, and are made annually based upon the achievement of previously established performance targets over a three-year period. The Compensation Committee approves performance targets at the beginning of the applicable performance period under both the Annual Incentive Plan and Long-Term Incentive Plan.

•	In setting the performance targets and conditions required for payout under each plan, the Compensation Committee evaluates external market conditions, competitive market data and projected industry volumes. The size of final awards is dependent upon both the corporate performance achieved and the individual’s performance. Performance data may be adjusted with Compensation Committee approval to reflect the impact of unplanned or extraordinary events.

•	Payment of an annual incentive award in 2005 will be dependent on the achievement of specified levels of corporate net income and product quality. The Compensation Committee, based upon the initial targets established will assess the Company’s overall performance to these metrics. Based upon results achieved, the payout level will be established and cash awards will be paid to executives, including the named executive officers.

•	Payment of the 2005-07 long-term incentive award will be dependent on the achievement of specified levels of corporate cash flow and growth in specific sales segments. The Compensation Committee, based upon the initial targets established, will assess the Company’s overall performance to these metrics. Based upon results achieved, the payout levels will be established and cash awards will be paid to the most senior executives, including the named executive officers.

In addition, the Compensation Committee determined the pool of restricted stock units that will be granted to executives, including the named executive officers, under the Company’s Long-Term Incentive Plan for 2005. This year, no stock options will be granted. The Company expects that on or about March 1, 2005 it will grant a total of 4.5 million restricted stock units, which will vest in three equal installments on the third, fourth and fifth-year anniversary of the date of grant.

The Compensation Committee also approved a one-time retention grant for executives and U.S. salaried employees for 2005. The broad-based grant is being awarded to incentivize and retain employees, a factor critical to the Company’s continued transformation and success. U.S. salaried employees will receive a lump sum payment in March 2005. Executives (other than the named executive officers and other officers subject to the reporting requirements of Section 16 of the Securities Exchange Act, whom we refer to as “executive officers”) will receive their first installment in September 2005 and successive installments in six-month intervals through September 2006. In each case, retention of the amounts received pursuant to the grant is conditioned on each employee’s agreement to maintain employment, subject to certain exceptions, with the Company until March 2008.

Executive officers will also receive a one-time retention grant, with payment of the first installment beginning in September 2005 and successive installments in six-month intervals through March 2007. Executive officers are subject to a longer payment period because, unlike in the case of other employees, there cannot be a requirement that the executive officers payback amounts received if they leave the Company prior to March 2008. The imposition of a longer payment period in lieu of a repayment obligation was necessary to avoid the award being characterized as a prohibited loan under federal securities laws. The amount granted to each named executive officer will be determined and communicated at a later date.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Lastly, the Compensation Committee authorized the Company to terminate the Company’s Deferred Compensation Plan for Executive Employees, primarily because of low historic participation and the adoption of the American Jobs Creation Act of 2004 (the “Act”). The plan had permitted the Company’s senior executives, including the named executive officers, to defer receipt of all or a portion of cash bonuses received under the Annual Incentive Plan or Long-Term Incentive Plan. Very few of the Company’s executive officers, including only one of the named executive officers, have participated in the program. The termination will be effective with respect to all participant account balances, approximately $14 million, and will be effected prior to December 31, 2005 in a manner that complies with all provisions of the Act.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION
(Registrant)

Date: February 14, 2005
By: /s/ JOHN D. SHEEHAN

(John D. Sheehan, Chief Accounting Officer and Controller)